UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 WASHINGTON, D.C. 20549
____________________
FORM 8-K
CURRENT REPORT
 Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported):  January 22, 2015
Emergent BioSolutions Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-33137	14-1902018
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 Professional Drive, Gaithersburg, Maryland	20879
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code:  (240) 631-3200
Not applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
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 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 22, 2015, the Board of Directors of Emergent BioSolutions Inc. approved an increase in the size of the Board from 9 to 10 directors and appointed Jerome Hauer as a Class III director of the company, with an initial term expiring at the 2015 annual meeting of stockholders.

The Board has determined that Mr. Hauer is "independent" within the meaning of the NYSE listing standards. It is contemplated that Mr. Hauer may serve on certain committees of the Board, but no such committee appointments have been made at this time. Mr. Hauer was not selected pursuant to any arrangement or understanding with any other person. There are no transactions in which the company is a party and in which Mr. Hauer has a material interest subject to disclosure under Item 404(a) of Regulation S-K.

In connection with his appointment to the Board, and pursuant to the company's Third Amended and Restated 2006 Stock Incentive Plan, the Company granted Mr. Hauer options to purchase 14,100 shares of the company's common stock at an exercise price of $27.93 per share and 7,050 restricted stock units. As a non-employee director, Mr. Hauer will receive compensation in accordance with the company's non-employee director compensation practices, which are summarized under the heading "Director Compensation" in the company's Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on April 7, 2014. Mr. Hauer also entered into the company's standard form of Indemnification Agreement, the form of which was filed as Exhibit 10 to the company's Current Report on Form 8-K, filed with the Securities and Exchange Commission on January 18, 2013.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 22, 2015	EMERGENT BIOSOLUTIONS INC.
	By:	/s/ A.B. Cruz III A.B. Cruz III Executive Vice President, General Counsel and Corporate Secretary